Schedule 1.01

                               Option to Purchase

This Agreement made as of the 9th day of October 9, 2003, by and between Al Giudice, Frank Mago, Larry Griffin, Don Mago, (the "MPW Shareholders" or Optionor") and Prelude Ventures, Inc. ("Prelude" or "Optionee").

IN CONSIDERATION of the payment by the Optionee to the Optionor of the sum of two dollars ($2.00) and for other and good and valuable consideration, the receipt and suffiency of which is hereby acknowledged, the Optionor hereby grants to the Optionee an option (the "Option") to purchase 10% of all he issued and outstanding shares of Motor Parts Warehouse, Inc. ("MPW"), upon and subject to the following terms and conditions:

     1. Exercise Price. The purchase price for the exercise of the option to purchase MPW shall be Two Million Two Hundred Thousand Dollars ($2,200,000), plus the issuance of 5,000,000 shares of common stock of Prelude.

     2. Option Exercise Period. The Option may be exercised by the Optionee at any time from the date hereof for 18- days, and may be extended by agreeement of the parties. The Option shall only be exercised upon the refinancing of the secured debt of Tri State Stores, Inc., GMG Parnters LLC and SASCO Springfield Auto Supply Company in the total amount of $3,000,000.

     3. Exercise of Option. The Optionee shall, for the purposes of exercising the Option, give the MPW Shareholders notice in writing thereof (the "Notice"), accompanied by payment of the purchase price.

     4. Non-Assignability of Option. The Option is specific to the Optionee. Accordingly, the Optionee may not sell, assign or otherwise transfer the Option or any of its rights under this Agreement without the prior written consent of the Optioner may be unreasonably or arbitrarily withheld.

     5. Entire Agreement. The Agreement expresses the entire agreement between the parties concerning the subject matter hereof and supercedes all previous agreements, whether written or oral, between the parties respecting the subject matter hereof.

     6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.


Prelude Ventures, Inc.


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By:  Anthony Sarvucci


MPW Shareholders

/s/ Al Giudice                                      /s/ Larry Griffin
--------------------------------                    ----------------------------
Al Giudice                                          Larry Griffin


/s/ Frank Mago                                      /s/ Don Mago
--------------------------------                    ----------------------------
Frank Mago                                          Don Mago



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